                                                                    Exhibit 23-A



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment Number 1 to Registration Statement No. 333-85486 of Duke Energy Corporation on Form S-3 of our report dated February 19, 2002 (March 14, 2002 as to the acquisition of Westcoast Energy, Inc. described in Note 2 and as to the planned sale of DukeSolutions, Inc. described in Notes 3 and 20), appearing in the Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement Amendment.



/s/ Deloitte & Touche LLP
-----------------------------
DELOITTE & TOUCHE LLP


Charlotte, North Carolina
August 21, 2002